Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 16, 2010
Relating to Registration Statement on Form S-3 Registration No. 333-167049

Northern Oil and Gas, Inc.

November 2010

Northern Oil and Gas, Inc. (NYSE/AMEX: NOG)

Forward Looking Statements

Statements made by representatives of Northern Oil and Gas, Inc. (“Northern” or the “Company”) during the course of this presentation that are not historical facts are forward-looking statements.  These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements.  These include risks relating to the global financial crisis, our ability to obtain additional capital needed to implement our business plan, minimal operating history, loss of key personnel, lack of business diversification, reliance on strategic, third-party relationships, ability to obtain rights to explore and develop oil and gas reserves, financial performance and results, our indebtedness under our credit facility, prices and demand for gas, oil and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves, our ability to make acquisitions on economically acceptable terms, and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements.  Northern undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

Offering Summary

Issuer	Northern Oil and Gas, Inc
Ticker Symbol	NYSE AMEX: NOG
Common Stock Offered (1)	8.0 Million Shares
Gross Proceeds (1)(2)	$153,760,000
Over-allotment Option	15% of Shares Offered
Shares Outstanding (Pre-Offering)	51.6 Million Shares (3)
Shares Outstanding (Post-Offering) (1)	59.6 Million Shares
Use of Proceeds	Continue to pursue acquisition opportunities, to fund their accelerated drilling program, and for working capital purposes
Dividend Policy	None
Sole Book-Running Manager	Canaccord Genuity
Co-Lead Manager	Howard Weil Incorporated

(1)   Excludes potential additional shares and proceeds associated with over-allotment option.
(2)   Assumes offer price of $19.22 per share based on closing price on November 15, 2010.
(3)   As of November 8, 2010.

Presentation Team

Michael Reger

Chairman & CEO

Ryan Gilbertson

President

Northern Oil & Gas Holdings
Bakken Fairway
Canada
Montana
North Dakota
Divide
Burke
Renville
Williams
Mountrail
Ward
McKenzie
McLean
Mercer
Dunn
Billings
Oliver
Golden Valley
Stark
Grant
Slope
Hettinger
Bowman
Adams

Northern Oil & Gas Inc.

Williston Basin Bakken / Three Forks Focus

Strong Williston Basin Position

Leveraged to the Bakken / Three

Forks Play

Bakken / Three Forks acreage

~122,000 net acres

Participated in 300+ gross

Bakken / Three Forks wells

91 gross (10.7 net) Bakken / Three Forks

wells currently drilling or completing

100% success rate in Bakken / Three Forks

DIVIDE
BURKE
RENVILLE
SHERIDAN
WARD
ROOSEVELT
WILLIAMS
MCKENZIE
MERCER
DAWSON
WIBAUX
BILLINGS
GOLDEN VALLEY
FEET

Northern Oil & Gas Inc.

NOG Core Bakken Leasehold: ~122,000 Net Acres

Key Operating Statistics

Q3 2010  Average Net Production (boe/d)

~2,700

Q3 2010 Exit Rate Production (boe/d)

2011E  Average Net Production (boe/d)

~3,400

~6,500

Net Wells Spud (Year-to-Date)

~23.68

Net Wells Spud (FY 2010E)

Net Wells Spud (FY 2011E)

2 Net Bakken Wells Available for Drilling:

2 Net Three Forks Wells Available for Drilling:

Total Williston Basin Drilling Exposure:

~25.00

~36.00

320 acre spacing = 380 net wells

320 acre spacing = 380 net wells

760 NET WELLS

Strategy – Keep It Simple

Maximize Bakken/Three Forks exposure as Non-Operator

Extensive leasehold in Mountrail County, ND

Substantial permitting activity on NOG’s acreage

Continue to partner with experienced operators

Acquire opportunistic acreage and production

Acquired ~38,800 net acres year-to-date

Average price per acre: ~$1,086

Maintain financial flexibility and strong balance sheet

$100 million undrawn credit facility - $25 million borrowing base

No Debt

Bakken Shale Activity

Favorable developments in the Bakken

North Dakota rig count is at all-time highs: ~ 157 rigs

Three Forks productivity delineating rapidly throughout the field

Completion techniques evolving rapidly (super-fracs widely used)

Source: NDIC Department of Minerals

North Dakota Average Monthly Rig Count

0

20

40

60

80

100

120

140

160

Jan-10

Feb-10

Mar-10

Apr-10

May-10

Jun-10

Jul-10

Aug-10

Sep-10

Oct-10

Record drilling activity has significantly intensified the pace of development

NOG’s number of net wells drilling, awaiting completion, or completing continues to grow:

10.7 net wells as of November 5th, 2010

7.2 net wells as of August 9th, 2010

5.7 net wells as of May 6th, 2010

3.8 net wells as of April 12th, 2010

80% of acreage acquired by NOG in Q3 2010 is currently producing, completing, or drilling

North Dakota - NOG is currently participating in 91 gross wells drilling or completing (North Dakota rig count: ~ 157 rigs)

Northern’s Bakken Activity

Strong Northern Results

23.68 net wells have been spud year to date

Drilling guidance increased to 25 net wells by YE 2010

Production increased 45% sequentially in Q3 2010

Production: 96% oil weighted

Oil Hedges (Swaps) in place through June 2012

Total Hedges: 1,347,000 barrels @ ~$81

~30% of 2011 volume hedged

100% success rate in the Bakken/Three Forks play

Net wells spud:

36

Average production:

6,500 BOE per day

Average estimated well cost:

$6.3 million

Drilling capital plan:

$227 million

Acreage capital plan:

Remain opportunistic

2011 Guidance

Northern’s Continued Execution

Cumulative Net Wells Producing & Spud

Average Quarterly Production (BOEPD)

Source: Company Filings

0

2

4

6

8

10

12

14

16

18

20

22

1Q08

2Q08

3Q08

4Q08

1Q09

2Q09

3Q09

4Q09

1Q10

2Q10

3Q10

0

500

1,000

1,500

2,000

2,500

3,000

1Q08

2Q08

3Q08

4Q08

1Q09

2Q09

3Q09

4Q09

1Q10

2Q10

3Q10

Non-Operator Model

Majority interest owner can permit a well on standard spacing without protest

Minority interest owners pooled into pro-rata share of well / drilling unit

Minority interest owner can permit well with support of other minority owners

Majority Interest (Operator)

75% (480 acres)

Minority Interest

(Non-Operator)

25% (160 acres)

640 Acre Section (Drilling Unit)

15

Non-Operator Model Continued

Low cost producer

Pay only direct drilling, development and operating costs of wells

Not responsible for many other operator costs

G&G

R&D

Seismic

Illustrative Transaction Timeline (1)

Legal / accounting for production

Engineering

Large operator staff not required

Benefits

Complete well

North Dakota Industrial
Commission issues
permit to drill Bakken
well

Receive authority for
expenditure (“AFE”)

Elect to participate / not
participate in AFE

Spud well / Make
payment to operator
based on AFE estimate

Receive first payment
from operator 60 days
after completion

Day 0

Day 120

Day 90

Day 60

Day 30

Day 180

(1) Transaction timeline can be shorter or longer depending primarily on factors affecting the successful drilling and completion of a well that are both within and beyond the operator’s control.

Sinclair
TRACKER
FIDELITY
Exploration & Production Company
WHITING
Hunt
XTO ENERGY
HESS
MARATHON
eog resources
SLAWSON
Continental
RESOURCES
BRIGHAM
Exploration Company

Northern Oil & Gas Inc.

High-Quality Bakken Operators

OTHERS

Northern Operating Partners (% of Gross Wells)

Risk Diversification   +  Technology Transfer

8%

2%

4%

3%

27%

15%

15%

6%

5%

2%

13%

Investment Highlights

Large Core Bakken / Three Forks Acreage Position With
Significant Drilling Inventory

Numerous Benefits Achieved Through Working With High-
Quality Operating Partners

Attractive Bakken / Three Forks Economics

Diversification Across Operators

Low Cost Producer

Questions & Answers

Northern Oil and Gas, Inc. (NYSE/AMEX: NOG)

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which  this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement when available, and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus or, when available, the prospectus supplement if you request it from Canaccord Genuity, Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, phone: (800) 225-6201.